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                                    EXHIBIT 5




                                              September 23, 1999


Tellabs, Inc.
4951 Indiana Avenue
Lisle, Illinois  60532

Ladies and Gentlemen:

         Reference is hereby made to the Registration Statement on Form S-8 (the "Registration Statement") being filed by Tellabs, Inc., a Delaware corporation (the "Company"), relating to the registration of 16,000,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), reserved for issuance pursuant to the exercise of options granted under the Tellabs, Inc. 1998 Stock Option Plan, effective as of January 21, 1998 (the "Plan"). I have acted as assistant general counsel for the Company in connection with the Registration Statement.

         It is my opinion that such shares of Common Stock, when issued upon payment of the exercise price of options granted in accordance with the terms of such Plan, will be validly issued, fully paid and non-assessable.

         The foregoing opinions are limited to the federal laws of the United States of America and General Corporation Law of the State of Delaware. I express no opinion as to the application of the securities or blue sky laws of the various States to the disposition of the Common Stock.

         I hereby consent to the use of this opinion in connection with said Registration Statement.

                                        Very truly yours,

                                        /s/ James M. Sheehan
                                        James M. Sheehan
                                        Assistant General Counsel
                                        Tellabs Operations, Inc.



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